CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 17, 2006, relating to the financial statements and financial highlights that appear in the June 30, 2006 Annual Report to Shareholders of Bruce Fund, Inc, which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.

GRANT THORNTON LLP

Chicago, Illinois

September 26, 2006